EXHIBIT 4(hh)

Translator’s Note:

The text of the agreement is only in the Chinese language and this is an English translation only.

* The English names of the companies established in the PRC are translations of their Chinese names and are for identification purposes only and may not be their proper English names, if any.

SALE AND PURCHASE AGREEMENT IN RESPECT OF THE ACQUISITION OF
EQUITY OF CHINA NETCOM BROADBAND CORPORATION LIMITED

BETWEEN

CHINA NETWORK COMMUNICATIONS GROUP CORPORATION

CHINA NETCOM (HOLDINGS) COMPANY LIMITED

CHINA NETCOM BROADBAND CORPORATION LIMITED

AND

PCCW IMS CHINA DEVELOPMENT LIMITED

 March 2, 2006

CONTENTS

Recitals		3
1.	Acquisition of Equity	5
2.	Conditions Precedent for Completion of the Acquisition	6
3.	Representations and Warranties	11
4.	Allocation of Liability after the Acquisition of Equity	12
5.	Other Stipulations	13
6.	Breach of Contract and Indemnity	15
7.	Costs	15
8.	Commencement of the Agreement	15
9.	Confidentiality	15
10.	Force Majeure	16
11.	Non-waiver of Rights	16
12.	Notices	17
13.	Governing Law and Resolution of Disputes	17
14.	Miscellaneous	18

SALE AND PURCHASE AGREEMENT IN RESPECT OF THE ACQUISITION
OF EQUITY OF CHINA NETCOM BROADBAND CORPORATION LIMITED

THIS AGREEMENT is made this 2nd day of March 2006

BETWEEN

1.

*CHINA NETWORK COMMUNICATIONS GROUP CORPORATION, a company established and lawfully subsisted under the laws of the People’s Republic of China (“PRC”) with its registered address at No. 156, Fuxing Mennei Da Jie, Xicheng District, Beijing (“China Netcom”);

2.

*CHINA NETCOM (HOLDINGS) COMPANY LIMITED, a company established and lawfully subsisted under the laws of the PRC with its registered address at 3rd Floor, Zhongguancun Building, 27 Zhongguancun Da Jie, Haidian District, Beijing (“China Netcom Holding”);

3.

*CHINA NETCOM BROADBAND CORPORATION LIMITED, a  limited liability company established under the laws of the PRC with its registered address at  Room 306, 3rd Floor, Zhongguancun Building, 27 Zhongguancun Da Jie, Haidian District, Beijing (“CNCBB”);

and

4.

PCCW IMS CHINA DEVELOPMENT LIMITED, a company incorporated and lawfully subsisted under the laws of the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“PCCW”).

WHEREAS

1.

According to the “Notice of Intention to develop Digital Interactive Broadband Television Channels” signed on 30 March 2005 between China Netcom and PCCW Limited, China Netcom is willing to assist PCCW to invest in the equity of CNCBB;

2.

CNCBB now has certain equity interests in the following limited liability companies in various places in the PRC: *Qingdao Netcom-QBTV Telecom Co., Ltd. (“CNCBB Qingdao”), *Hangzhou Netcom Information Port Corporation Limited (“CNCBB Hangzhou”), *Ningbo Netcom Information Port Development Corporation Limited (“CNCBB Ningbo”), *WenZhou Netcom Guomai Digital Information Port Corporation Limited (“CNCBB Wenzhou”), *Chengdu Netcom West Source Science & Technology Co., Ltd. (“CNCBB Chengdu”), *Chongqing Netcom Information Port Broadband Networks Co., Ltd. (“CNCBB Chongqing”), *Yangzhou Netcom Broadband Networks Co., Ltd. (“CNCBB Yangzhou”);

3.

The following reorganization of CNCBB is proposed according to the “Notice of Intention in respect of Reorganizing CNCBB” signed on 18 August 2005 between China Netcom and PCCW and the “Framework Agreement in respect of Reorganizing CNCBB” (“Framework Agreement”) signed on 25 August 2005 by both parties:

(1)

China Netcom is responsible for negotiating with the minority shareholders of CNCBB and in compliance with the laws and regulations of the State-owned Assets Supervision and Administration Commission of the PRC to obtain through a definite mode all the equity interests of CNCBB held by such minority shareholders. Upon completion, CNCBB will become a wholly-owned subsidiary jointly and beneficially owned by China Netcom and China Netcom Holding (unless otherwise defined under this Agreement, “China Netcom” and “China Netcom Holding” are collectively referred to the “Transferors”);

(2)

After the completion of the acquisition of all the equity interests of CNCBB by the Transferors as set out in paragraph (1) above, China Netcom will conduct a reorganization of CNCBB. China Netcom will through means permitted by law allocate a part of the relevant assets of the CNCBB entity (being CPN assets valued at approximately RMB71,000,000, intangible assets valued at approximately RMB129,000,000 and cash assets of RMB166,000,000 stated in the valuation report of CNCBB as at 30 June 2004 (issued by *Zhong Hua Accounting and Consulting Limited Company on 18 October 2004, *Zhong Hua Valuation Report Number (2004) No. 36) and the equity interests of the five joint venture companies: CNCBB Wenzhou, CNCBB Chengdu, CNCBB Chongqing, CNCBB Yangzhou and CNCBB Qingdao (“5 Joint Venture Companies”) to a subsidiary of China Netcom (“Transferred Assets of CNCBB”);

(3)

China Netcom, PCCW and CNCBB agree: (i) the remaining sum totalling RMB161,000,000 payable by CNCBB in respect of the equity interests in *Dongguan Netcom Information Port Corporation Limited  and *Zibo Netcom Broadband Information Port Corporation Limited  to be assumed by China Netcom; and (ii) the total sum of RMB4,800,000 owed to CNCBB by CNCBB Qingdao, CNCBB Wenzhou and CNCBB Chongqing are to be set-off against the cash assets of RMB166,000,000 allocated from CNCBB to China Netcom pursuant to paragraph (2) above.

        The reorganization mentioned in paragraphs (1) to (3) above is collectively described as “CNCBB Reorganization”.

(4)

After the completion of CNCBB Reorganization, (i) the Transferors will jointly and beneficially hold 100% equity of CNCBB, and (ii) the assets of CNCBB include but not limited to the remaining assets of the CNCBB entity; and the beneficially owned and held equity interests of 51% of CNCBB

Hangzhou (its registered capital is RMB340,909,100) (“51% of CNCBB Hangzhou”) and 54.48% of CNCBB Ningbo (its registered capital is RMB156,900,000) (“54.48% of CNCBB Ningbo”).

(5)

The Transferors propose to transfer 50% equity of CNCBB (its registered capital is RMB921,481,617) beneficially owned and held by them  (“Equity of CNCBB”) to PCCW, and PCCW is willing to acquire the aforementioned Equity of CNCBB. In addition, the Transferors propose to transfer the remaining 50% equity of CNCBB held by them to other third parties acceptable to the Transferors and PCCW (“Other CNCBB Shareholders”). China Netcom and PCCW will negotiate and reach a consensus with the Other CNCBB Shareholders mentioned above in relation to the conditions for their acquisition of CNCBB’s equity interests prior to the Completion Date of Acquisition of Equity.

The agreement reached by all parties on a fair and mutually beneficial basis after friendly negotiation is as follows:

1.

Acquisition of Equity

1.1

Acquisition of Equity

Based on the terms and conditions of this Agreement (including but not limited to Clause 2.1 Conditions Precedent and Clause 3 Representations and Warranties), the Transferors are willing to transfer to PCCW and PCCW is willing to acquire 50% equity of CNCBB prior to the Completion Date of Acquisition of Equity (“Acquisition of Equity”).

The Completion Date of Acquisition of Equity is within 5 Business Days from the fulfillment of all the conditions precedent under Clause 2.1 or such other date as may be agreed by the parties.

The Transferors shall entirely and beneficially own all the equity interests of CNCBB free from any security, lien and any other encumbrance prior to the Completion Date of Acquisition of Equity.

1.2

Purchase Price

PCCW shall pay the Transferors a total consideration of RMB318,000,000 (“Purchase Price”) for the Acquisition of Equity.

If the Purchase Price is required to be adjusted according to the valuation results approved or confirmed by the state-owned assets authority, and the relevant requirements of the state-owned assets administration, then the parties agree to negotiate such other Purchase Price within one month from the date the assets valuation report is approved or filed. If no agreement can be reached on or before the time limit mentioned above, then this Agreement shall be terminated automatically and the parties shall not have any legal or economic claims against each other.

1.3

Payment Method

PCCW shall pay the Purchase Price in equivalent Hong Kong dollars according to the (average) standard exchange rate of Hong Kong dollar and RMB published by the People’s Bank of China.

1.4

Time Limit for Payment

(a)

PCCW shall pay HK$7,800,000 to the designated bank account of the Transferors within 10 Business Days from the date of this Agreement;

(b)

PCCW shall pay 40% of the Purchase Price to the designated bank account of the Transferors within 10 Business Days from the date of fulfillment (or any waiver thereof) of all the conditions precedent under Clause 2.1 of this Agreement;

(c)

PCCW shall pay the balance of the Purchase Price to the designated bank account of the Transferors within 10 Business Days from the date of issue of the Sino-foreign equity joint venture business licence of CNCBB.

2.

Conditions Precedent for Completion of the Acquisition

2.1

The completion of the Acquisition of Equity under this Agreement is subject to the fulfillment of all the conditions precedent unless by express waiver in writing in accordance with the legal requirements.

(a)

For the period from the completion of acquisition of 18.4415% equity of CNCBB by China Netcom (based on the register of changes of the State Administration of Industry and Commerce) to the Completion Date of Acquisition of Equity (the “Relevant Period”), the Transferors have become the beneficial owners of 100% equity of CNCBB, and they have not taken any actions during the Relevant Period leading to the creation of any security, lien and any other encumbrance in relation to 51% of CNCBB Hangzhou and 54.48% of CNCBB Ningbo;

(b)

Other CNCBB Shareholders agree to acquire all the equity of CNCBB together with PCCW, and sign the equity transfer agreement with the Transferors, and such equity transfer agreement shall include the  joint venture agreement and articles of CNCBB;

(c)

There is no substantive obstacle in relation to the Transferred Assets of CNCBB as set out in paragraph 3(1) of the Recitals;

(d)

With the assistance of CNCBB, PCCW and the respective local shareholders of CNCBB Hangzhou and CNCBB Ningbo reach unanimous resolution of all the problems of CNCBB, CNCBB Hangzhou and CNCBB Ningbo arising out of the CNCBB Reorganization and the Acquisition of Equity, including but not limited to: (i) solve the remaining problems of CNCBB Hangzhou and CNCBB Ningbo in relation to branding and trade competition; (ii) terminate the request of local shareholders of CNCBB Hangzhou for China Netcom Holding or CNCBB to pay up RMB180,000,000 of capital contribution, or terminate the request for CNCBB to give up 18% equity of CNCBB Hangzhou beneficially owned and held by it (i.e. the reduction of the beneficially owned and held equity interests of CNCBB Hangzhou by CNCBB from 51% to 33%);

(e)

After the completion of CNCBB Reorganization as set out in paragraph 3 of the Recitals, the Transferors and CNCBB shall appoint state-owned assets valuation authority with appropriate qualifications to value the assets of CNCBB as at 31 December 2005 after its reorganization (including but not limited to assets of the CNCBB entity, and the beneficially held equity interests of 51% of CNCBB Hangzhou and 54.48% of CNCBB Ningbo), and issue the relevant asset valuation report, and complete all the approval and filing procedures of the relevant state-owned assets administration authority according to the relevant state-owned assets valuation requirements;

(f)

The relevant state-owned assets administration authority has approved the Acquisition of Equity;

(g)

After the transformation of CNCBB into a Sino-foreign equity joint venture due to the Acquisition of Equity, CNCBB has obtained the foreign investment enterprise telecommunications business licence approved and issued by the telecommunications authority in relation to the telecommunications business scope approved before the Acquisition of Equity or there is no legal impediment to complete the aforementioned legal procedure;

(h)

After the transformation of CNCBB into a Sino-foreign equity joint venture due to the Acquisition of Equity, CNCBB Hangzhou and CNCBB Ningbo have completed the registration/filing procedure for change of existing telecommunications business licences or qualifications or there is no legal impediment to complete the aforementioned legal procedure;

(i)

The Ministry of Commerce or its subordinate departments agree the Acquisition of Equity and the CNCBB joint venture agreement and the articles of CNCBB, and has issued the foreign investment enterprise approval certificate to CNCBB;

(j)

Prior to the Completion Date of Acquisition of Equity, Commerce & Finance Law Offices has issued a legal opinion to China Netcom (copied to PCCW), such legal opinion confirming that: (i) CNCBB Reorganization being the reorganization plan specified in the Framework Agreement is in compliance with the relevant law and regulations  of the PRC; (ii) CNCBB Hangzhou and CNCBB Ningbo can carry out their businesses in accordance with the business scope specified in their already obtained business licences and the relevant value-added telecommunications business licences;

(k)

 The Acquisition of Equity and other relevant matters have been approved by the independent directors of PCCW, and all the following legal documents to fulfill the Acquisition of Equity under this Agreement have been signed, including: (1) this Agreement; and (2) the new joint venture agreements and articles of association of CNCBB, CNCBB Hangzhou and CNCBB Ningbo respectively;

(l)

CNCBB, CNCBB Hangzhou and CNCBB Ningbo maintain operational continuity in their ordinary course of business without any substantial changes in relation to the nature, scope or manner of their operations, and there are no material adverse effects on the operational condition;

(m)

The representations and warranties of the relevant parties under Clause 3 of this Agreement are true and valid prior to the Completion Date of Acquisition of Equity;

(n)

PCCW does not discover any material legal proceedings, arbitration procedures or administrative penalties subsisting in relation to CNCBB, CNCBB Ningbo and CNCBB Hangzhou, and that there are no circumstances of threats of such proceedings subsisting during the Relevant Period; the Transferors have informed PCCW of all the reports in writing from CNCBB to China Netcom subsisting during the Relevant Period in relation to any material legal proceedings, arbitration procedures or administrative penalties or documents of threats of such proceedings against CNCBB, CNCBB Ningbo and CNCBB Hangzhou;

(o)

CNCBB has obtained the written consents from the relevant lending banks in relation to the transfer of equity (applicable to the banks with such limitation provision in the loan agreements);

(p)

Prior to the Completion Date of Acquisition of Equity, CNCBB shall sign an agreement with Beijing Times Netstar Technology Co., Ltd. to terminate the performance of the agreement between *China Netcom (Group) Company Limited and *China Netcom Broadband Corporation Limited in relation to the equity transfer in Beijing Times Netstar Technology Co., Ltd. (“Netstar Equity Transfer Agreement”); all the rights, obligations (including the potential rights and obligations) arising from the signing of the Netstar Equity Transfer Agreement by CNCBB should be borne by China Netcom or its designated wholly-owned subsidiary;

(q)

Prior to the Completion Date of Acquisition of Equity, *Lian Xun Securities Brokers Co., Ltd. (“Lian Xun”) has already paid back to CNCBB RMB190,000,000 entrusted for financing;

(r)

Prior to the Completion Date of Acquisition of Equity, China Netcom or its wholly-owned subsidiary shall enjoy or bear all the rights and obligations of CNCBB as stipulated in the transfer agreement signed on 26 June 2003 between CNCBB and *New Century Finance Leasing Co., Ltd.. As such, China Netcom or its wholly-owned subsidiary shall obtain the written consent from *New Century Finance Leasing Co., Ltd. (or any entity that has the authority to give such consent) for the transfer of the aforementioned rights and obligations.

If prior to the Completion Date of Acquisition of Equity, the parties discover that they need to obtain further approval/consent of other PRC government departments and supervisory authorities, then such approval/consent will automatically become part of the conditions precedent.

2.2

The relevant parties shall provide the following documents to PCCW prior to the Completion Date of Acquisition of Equity or such other date as may be agreed by the parties:

(a)

CNCBB shall provide a copy of the updated articles of association of CNCBB in respect of the CNCBB Reorganization, and a copy of the list of equity owners from the documents CNCBB filed with the State Administration of Industry and Commerce, or other documents that can prove that the Transferors legally hold 100% equity of CNCBB after the CNCBB Reorganization;

(b)

The Transferors shall provide a copy of resolution/document giving consent and approval of this Agreement by the internal authority of the Transferors and the Acquisition of Equity under this Agreement;

(c)

CNCBB shall provide a copy of the assets valuation report after the CNCBB Reorganization and the approval or filing document of the state-owned assets administration authority;

(d)

The Transferors shall provide the approval of Acquisition of Equity by the state-owned assets authority;

(e)

CNCBB shall provide a copy of the approval document for the consent of Acquisition of Equity by the telecommunications authority;

(f)

CNCBB shall provide a copy of the foreign investment enterprise approval certificate to CNCBB issued by the State Administration of Industry and Commerce or its subordinate departments;

(g)

The Transferors shall provide the original legal opinion issued by  Commerce & Finance Law Offices as set out in the aforementioned Clause 2.1(j);

(h)

CNCBB shall provide a copy of the new telecommunications business licence  or qualifications obtained after CNCBB has become a Sino-foreign equity joint venture, or other proof recognized by PCCW that there is no legal impediment to complete the aforementioned legal procedure;

(i)

After CNCBB has become a Sino-foreign equity joint venture, CNCBB shall provide the telecommunications business licences or qualifications of CNCBB Hangzhou and CNCBB Ningbo or any registered document for the relevant changes, or other proof recognized by PCCW that there is no legal impediment to complete the aforementioned legal procedure;

(j)

The Transferors shall provide a copy of the relevant agreement signed between CNCBB and *Beijing Times Netstar Technology Co., Ltd. in respect of the termination of the performance of the Netstar Equity Transfer Agreement;

(k)

The Transferors shall provide the bank deposit advice that Tianditong has paid back RMB190,000,000 to CNCBB entrusted for financing or other documentary proof;

(l)

The Transferors shall provide the written consent from *New Century Finance Leasing Co., Ltd. (or any entity that has the authority to give such consent) in respect of the aforementioned transfer of rights and obligations; and

(m)

Any other relevant documents required for the conditions precedent for the completion of the Acquisition of Equity as set out in Clause 2.1 of this Agreement.

2.3

Prior to the Completion Date of Acquisition of Equity or such other date as may be agreed by the parties, PCCW shall obtain the following documents from the relevant third parties mentioned below and deliver them to the Transferors:

According to Clause 2.1(d) of this Agreement: (1) the confirmation document from  CNCBB Hangzhou and its shareholders and CNCBB Ningbo and its shareholders for the unconditional waiver of their rights and assertions against China Netcom and its holding company in respect of the remaining problems of branding and trade competition ; (2) the confirmation document in which CNCBB Hangzhou and its shareholders terminate the request for China Netcom Holding or CNCBB to pay up an additional RMB180,000,000 as capital contribution to  CNCBB Hangzhou or terminate the request for CNCBB to give up its beneficially owned and held equity interests of 18% of CNCBB Hangzhou (i.e. the reduction of the beneficially owned and held equity interests of CNCBB Hangzhou by CNCBB from 51% to 33%); and (3) any other supporting documents from the relevant third parties which can prove that the conditions precedent of Clause 2.1 of this Agreement have been fulfilled.

2.4

The parties to this Agreement shall endeavour to ensure the fulfillment of all the conditions precedent as set out in Clause 2.1 of this Agreement.

2.5

In the event any of the conditions precedent for completion of Acquisition of Equity has not been satisfied on 20 April 2006, this Agreement shall be terminated unless the parties to this Agreement confirm the extension in writing or waive such condition precedent, the parties to this Agreement shall adopt all necessary and appropriate actions and to use all means to place all parties in the same position prior to the signing of this Agreement, such actions including but not limited to: (1) apply to the relevant government authorities of the PRC for cancellation of any approval or registration in relation to various transactions anticipated by this Agreement; (2) return any sum obtained from other parties (including but not limited to the Purchase Price or indemnity); (3) but each party shall bear its own costs paid to any approval or registration authority and shall not have any claim against the other parties. In addition, in such circumstances, PCCW does not have any obligation to pay any Purchase Price that is unpaid, all parties to this Agreement shall have no liability towards one another under Clause 6 of this Agreement.

3.

Representations and Warranties

3.1

Each party to this Agreement warrants that:

(a)

it is an independent legal person established and lawfully subsisted in accordance with the laws;

(b)

the person who signs this Agreement on its behalf has the authority to act in that capacity;

(c)

unless otherwise provided for under this Agreement, any external or internal authorization, approval and consent required for the signing and the performance of this Agreement has been obtained and cannot be revoked.

3.2

On the date of signing of this Agreement and the Completion Date of Acquisition of Equity, China Netcom, China Netcom Holding and CNCBB (as the case may be) severally represents and warrants to PCCW the following:

(a)

The equity of CNCBB (after the CNCBB Reorganization) to be sold to PCCW is wholly and beneficially owned by the Transferors free from any other third party’s rights or encumbrances or any types of interests;

(b)

The photocopies of information provided by China Netcom and CNCBB before or after the signing of this Agreement (the signature of the designated China Netcom personnel is required) should be in conformity with the original documents provided whether at the time of provision, at the time this Agreement is signed or at the Completion Date of Acquisition of Equity. CNCBB ensure all the information provided as mentioned above is true and accurate whether at the time of provision, at the time this Agreement is signed or at the Completion Date of Acquisition of Equity, and there is no concealment of the material facts in relation to the assets, business and financial situation of CNCBB and its subsidiaries CNCBB Ningbo and CNCBB Hangzhou which have not been disclosed in writing to PCCW, and there is no omission in disclosing to PCCW and its professional advisors in relation to any other facts, events or situations (collectively, “Material Fact”) resulting in untrue, inaccurate, incomplete or misleading elements in such information;

(c)

In respect of the notification in writing to China Netcom received by China Netcom from CNCBB (“Such Information”), China Netcom has the obligation to provide this as due diligence information to PCCW. If China Netcom has not performed such obligation, then subject to the liabilities of the parties set out in Clause 4, if PCCW incurs actual loss to an accumulated sum in excess of RMB5,000,000, PCCW has the right to request China Netcom or CNCBB to bear the liability for breach as set out in Clause 6 of this Agreement in respect of the breach of the representations and warranties under this Clause. But if PCCW does not make any claims within two years after the Completion Date of Acquisition of Equity, then China Netcom shall no longer bear any liability for breach; and

(d)

China Netcom Holding is the wholly owned subsidiary of China Netcom.

4.

Allocation of Liability after the Acquisition of Equity

4.1

After the Completion Date of Acquisition of Equity, the designated and beneficially owned subsidiary of China Netcom which holds the Transferred Assets of CNCBB shall manage and assume the responsibility for all relationship of rights and obligations or any claim for compensation or litigation arising from the Transferred Assets of CNCBB (including the potential risks subsisting prior to the Completion Date of Acquisition of Equity), and it shall have nothing to do with CNCBB after the Completion Date of Acquisition of Equity. After the Completion Date of Acquisition of Equity, CNCBB shall be responsible for and shall assume the responsibility for all relationship of rights and obligations or any claim for compensation or litigation arising from CNCBB Hangzhou, CNCBB Ningbo and the assets retained in the original CNCBB entity (including the potential risks subsisting prior to the Completion Date of Acquisition of Equity).

4.2

If there is any claim for compensation or litigation raised by any third party against the Transferred Assets of CNCBB in respect of the events prior to the Completion Date of Acquisition of Equity, and resulting in any loss to CNCBB and/or PCCW, then CNCBB and/or PCCW shall: (1) issue a notice in writing to China Netcom and China Netcom Holding immediately upon the receipt of any rights and assertions by a third party, and any actions adopted in the relevant litigation or arbitration should be in accordance with the instructions of China Netcom and China Netcom Holding; and (2) have the right to request compensation from the Transferors. If there is any claim for compensation or litigation raised by any third party against the assets retained in the CNCBB entity after the CNCBB Reorganization and the assets of CNCBB Hangzhou, CNCBB Ningbo in respect of matters prior to the Acquisition of Equity of CNCBB, and resulting in any loss to the Transferors, then the Transferors shall: (a) issue a notice in writing to CNCBB and PCCW immediately upon the receipt of any rights and assertions by a third party, and any actions adopted in the relevant litigation or arbitration should be in accordance with the instructions of PCCW; and (b) have the right to request compensation from CNCBB.

4.3

The aforementioned stipulations are only restricted to the allocation of liabilities inter se of China Netcom, China Netcom Holding and PCCW in relation to the assets involved in the CNCBB Reorganization, it should not be regarded as any express or implied warranty made by China Netcom, China Netcom Holding and PCCW to any third party.

5.

Other Stipulations

5.1

For the period from the completion of due diligence to the Completion Date of Acquisition of Equity, China Netcom shall immediately notify PCCW in writing in respect of matters reported in formal written notification received from CNCBB, if in relation to: (1) any material rights and obligations (including tax), litigation, dispute or any request or assertion of a third party subsisting in CNCBB, CNCBB Hangzhou or CNCBB Ningbo; and (2) relevant documents for transactions with an accumulated sum in excess of RMB1,000,000. For the period from the date of signing of this Agreement to the Completion Date of Acquisition of Equity, CNCBB shall immediately notify PCCW in writing, if it discovers: (1) any material rights and obligations (including tax), litigation, dispute or any request or assertion of a third party subsisting in CNCBB, CNCBB Hangzhou or CNCBB Ningbo; and (2) relevant documents for transactions with an accumulated sum in excess of RMB1,000,000.

5.2

In respect of the liabilities allocated to be borne by the Transferors in accordance with Clause 4 of this Agreement, if China Netcom has not performed such obligation resulting in actual loss of PCCW to an accumulated sum in excess of RMB5,000,000, PCCW has the right to request China Netcom to bear the liability for breach as set out in Clause 6 of this Agreement for breach of the notification and provisioning obligations under this Clause. If within two years from the Completion Date of Acquisition of Equity, PCCW has not raised any claims for its rights, then China Netcom shall cease to incur any liability for such breach.

5.3

The Transferors and CNCBB agree that at any time after the signing of this Agreement, PCCW has the authority to assign a Chief Financial Officer or Chief Operating Officer to involve in the daily operations of CNCBB, CNCBB shall co-operate and provide all necessary support.

5.4

After the completion of Acquisition of Equity under this Agreement, China Netcom agrees:

(a)

subject to the relevant PRC laws and regulations, China Netcom shall appoint CNCBB Hangzhou and CNCBB Ningbo as exclusive agent of the local branches of China Netcom in Hangzhou and Ningbo respectively for all services of such local branches (excluding mobile services), such exclusive right does not prohibit any direct sale by such local branches, and shall fulfill the target for business accomplishment set by such local branches of China Netcom. Such exclusive licence is for a period of two years from the date PCCW formally becomes the equity holder of CNCBB;

(b)

subject to the relevant PRC laws and regulations, CNCBB can, as agent of China Netcom, use the 5 numbering sets under the 116 value-added services number of China Netcom on a national basis, China Netcom and CNCBB will reach  a detailed usage agreement for the details of the opening and usage of numbers and the allocation of liabilities among themselves;

(c)

to the extent within the control of China Netcom, and under the same commercial terms, China Netcom agrees to lease to CNCBB network resources, computer rooms, lease lines, IDC and connections to internet exchange and internet bandwidth etc. resources at  prices not higher than the most favourable terms of China Netcom having regard to the local prevailing rate.

5.5

Each party agrees that the employment contracts between CNCBB and its existing employees shall continue in force after the Acquisition of Equity under this Agreement.

5.6

Each party to this Agreement agrees and confirms that, in the event of the fulfillment of the Acquisition of Equity under this Agreement, each party shall use its best endeavours to change the company name of CNCBB, CNCBB Hangzhou and CNCBB Ningbo on the Completion Date of Acquisition of Equity or within one year from the Completion Date of Acquisition of Equity to ensure that the word “Netcom” does not appear in the company name after the change.

6.

Breach of Contract and Indemnity

6.1

In the event any party (“Breaching Party”) breaches any representation, warranty or any other clauses of this Agreement, each of the other parties to this Agreement (“Complying Party”) has the right to claim for compensation against the Breaching Party.

6.2

The Breaching Party shall indemnify the Complying Party from and against any actual loss, cost and liability resulting from its breach of representations and warranties made in this Agreement or any other clauses of this Agreement.

7.

Costs

Each party to this Agreement shall bear its own costs in compliance with the law for the relevant negotiation, signing of agreement, approval, registration, filing procedure in respect of the entering into of this acquisition of equity Agreement.

8.

Commencement of the Agreement

This Agreement shall commence after it is signed and affixed with the respective seals by the legal representatives or authorized representatives of the parties to this Agreement.

9.

Confidentiality

Unless it is stipulated or required by law or the relevant supervising authorities or for the purpose of disclosure of information to stock exchanges, any party shall not provide or disclose the following without the written consent of the other parties: (1) the subsistence of this Agreement, (2) the arrangement under this Agreement and any information in relation to the relevant arrangement. If any party breaches the stipulations under this Agreement, the Breaching Party shall indemnify or be liable to the other parties of this Agreement for all direct loss, cost and liability resulting from this.

10.

Force Majeure

10.1

The Force Majeure Event mentioned in this Agreement means any objective circumstances that are unforeseeable, unavoidable and cannot be overcome by any of the parties to this Agreement (“Force Majeure Event”). To avoid misinterpretation, the relevant law, statue or policy changes resulting in the non-realization of the objectives of this Agreement are regarded as Force Majeure Events. However, if such objective circumstances are caused by reasons on the part of a party to the Agreement, then it is not regarded as a Force Majeure Event under this Agreement.

10.2

If any party is affected by a Force Majeure Event and cannot perform the relevant obligations under this Agreement, such party shall notify the other parties of the relevant situation, and shall within 15 days, provide the relevant details and valid documents for the reasons it cannot perform or partly perform the relevant obligations under this Agreement and the relevant schedules.

10.3

No party shall bear responsibility for its non-performance or delay in performance of this Agreement resulting in any damage, loss or additional costs due to any Force Majeure Event, or otherwise be deemed to be in breach of this Agreement because such non-performance or delay in performance is due to any Force Majeure Event. The party that is affected by Force Majeure Event shall adopt appropriate measures to remove or reduce the effects of the Force Mejeure Event, and shall endeavour to perform any failed or delayed obligation due to any Force Majeure Event.

10.4

The parties can negotiate and decide whether to terminate, partly waive or extend the time for performing such obligation according to the extent of effects on the performance of such obligation due to the relevant Force Majeure Event.

11.

Non-waiver of Rights

Unless otherwise agreed by the parties or it is otherwise stipulated by law, any failure or delay by a party in exercising any right, authority or privilege in this Agreement shall not be construed as a waiver of such right, authority or privilege, and any right, authority or privilege that is partly exercised shall not preclude the exercising of such right, authority or privilege in the future.

12.

Notices

12.1

Any notice in relation to this Agreement shall be in writing and shall be delivered by hand by a party to this Agreement to the other parties, or by facsimile or by post. If delivered by hand, such notice shall be deemed to have been served at the time of delivery; if dispatched by facsimile, such notice shall be deemed to have been served if it is shown in the sender’s facsimile machine that the facsimile has been dispatched; if delivered by post, such notice shall be deemed to have been served three Business Days after posting (with statutory holidays extended accordingly). Any notice takes effect from the time it is served.

12.2

The correspondence addresses of the parties to this Agreement are as follows:

*China Network	*China Netcom (Holdings)	*China Netcom Broadband	PCCW IMS China
Communications Group	Company Limited	Corporation Limited	Development Limited
Corporation
Attention: Luo Gang	Attention: Luo Gang	Attention: Wan Dan	Attention: Company
Facsimile: 861066429950	Facsimile: 861066429950	Facsimile: 861064650068	Secretary
Address: Flat C, No. 156	Address: Flat C, No. 156	Address: 3/F, Flat B,	Facsimile: (852)2962-5725
Fuxing Mennei Da Jie,	Fuxing Mennei Da Jie,	Qiankun Plaza, No.6 West	Address: c/o PCCW
Xicheng District, Beijing	Xicheng District, Beijing	Street 6, Sanlitun, Chaoyang	Secretaries Limited, 39th
		District, Beijing	Floor, PCCW Tower, TaiKoo
Place, 979 King’s Road,
Quarry Bay, Hong Kong

Postal Code: 100032	Postal Code: 100032	Postal Code: 100027	Postal Code: -

13.            Governing Law and Resolution of Disputes

13.1

This Agreement shall be governed by the laws of the PRC and shall be construed and enforced in accordance with the laws of the PRC.

13.2          Any dispute among the parties to this Agreement arising in relation to the validity, interpretation or performance of this Agreement shall firstly be resolved by friendly consultation. If the dispute cannot be resolved by consultation within thirty (30) days from the date the dispute arises, each party has the right to submit this to Beijing China International Economic and Trade Arbitration Commission for arbitration.

13.3          The arbitration tribunal is composed of three arbitrators: (i) if all the parties to this Agreement are involved in the arbitration dispute, China Netcom and China Netcom Holding shall jointly appoint one arbitrator within thirty (30) days after the proposal or receipt of arbitration request, the other parties to the Agreement shall each appoint one arbitrator within the aforementioned time limit; (ii) if any three parties of this Agreement are involved in the arbitration dispute, the parties shall each appoint one arbitrator within thirty (30) days after the proposal or receipt of arbitration request, where China Netcom and China Netcom Holding are jointly acting as applicants or respondents in the arbitration, they shall jointly appoint one arbitrator, the third arbitrator shall be appointed by Beijing China International Economic and Trade Arbitration Commission; (ii) if only two parties of this Agreement are involved in the arbitration dispute, then the two parties shall each appoint one arbitrator within thirty (30) days after the proposal or receipt of arbitration request, and the third arbitrator shall be appointed by Beijing China International Economic and Trade Arbitration Commission.

13.4

The arbitration shall be conducted in accordance with the arbitration rules of China International Economic and Trade Arbitration Commission in force at that time. The parties agree the award of the arbitration shall be final and binding upon the parties, and to the maximum extent permitted by law, the parties agree to waive any right to claim in the courts or other similar recourse in any mode.

14.

Miscellaneous

14.1

This Agreement may be amended or varied upon unanimous consensus in writing by the parties to this Agreement.

14.2

This Agreement is severable, i.e. if any provisions of this Agreement and the schedules are construed to be illegal or unenforceable, they shall not affect the legality and enforceability of the other provisions of this Agreement and the schedules. However, the parties shall in such an event stop performing such illegal or unenforceable provision, and amend such illegal or unenforceable provision which as nearly as possible gives effect to their original intentions so that such provision is amended to the extent valid, effective and enforceable under the specific facts and circumstances.

14.3

This Agreement shall be executed in ten copies, each copy has the same legal effect. Each party holds a copy, the other copies are for obtaining approval or filing purposes. If there are insufficient signed original Agreements for use in the various approval and filing for the purposes of this Agreement, each party shall in addition sign further copies of this Agreement according to the actual requirements.

Definitions

In this Agreement unless the context requires otherwise, the following terms shall have the following meanings:

"PRC"	means the People’s Republic of China;

"China Netcom"	means *China Network Communications Group Corporation;

"China Netcom Holding"	means *China Netcom (Holdings) Company Limited;

"CNCBB"	means *China Netcom Broadband Corporation Limited;

"PCCW"	means PCCW IMS China Development Limited;

"CNCBB Qingdao"	means *Qingdao Netcom-QBTV Telecom Co., Ltd.;

"CNCBB Hangzhou"	means *Hangzhou Netcom Information Port Corporation Limited;

"CNCBB Ningbo"	means *Ningbo Netcom Information Port Development Corporation Limited;

"CNCBB Wenzhou"	means *WenZhou Netcom Guomai Digital Information Port Corporation Limited;

"CNCBB Chengdu"	means *Chengdu Netcom West Source Science & Technology Co., Ltd.;

"CNCBB Chongqing"	means *Chongqing Netcom Information Port Broadband Networks Co., Ltd.;

"CNCBB Yangzhou"	means *Yangzhou Netcom Broadband Networks Co., Ltd.;

"Framework Agreement"	means the Framework Agreement in respect of Reorganizing CNCBB entered into between China Netcom and PCCW on 25 August 2005;

"51% of CNCBB Hangzhou"	means the 51% equity of CNCBB Hangzhou held by CNCBB (its registered capital is RMB340,909,100);

"54.48% of CNCBB Ningbo"	means the 54.48% equity of CNCBB Ningbo held by CNCBB (its registered capital is RMB156,900,000);

"Equity of CNCBB"	means the 50% equity of CNCBB (its registered capital is RMB921,481,617) that is beneficially owned and held by the Transferors and is proposed to be transferred by the Transferors to PCCW;

"5 Joint Venture Companies"	means the five joint venture companies which are subsidiaries of CNCBB: CNCBB Wenzhou, CNCBB Chengdu, CNCBB Chongqing, CNCBB Yangzhou and CNCBB Qingdao;

"Transferred Assets of CNCBB"	means the definition as set out in paragraph 3(3) of the Recitals;

"CNCBB Reorganization"	means the reorganization matters of CNCBB as set out in paragraph 3 of the Recitals;

"Other CNCBB Shareholders"	means the third parties that will acquire all the equity of CNCBB together with PCCW upon the completion of CNCBB Reorganization;

"Acquisition of Equity"	means the transfer by the Transferors of 50% equity of CNCBB to PCCW on the Completion Date of Acquisition of Equity in accordance with the terms and conditions of this Agreement;

"Completion Date of Acquisition of Equity"	means the fifth Business Day from the fulfillment of all the conditions precedent under Clause 2.1 of this Agreement or such other date as may be agreed by the parties to this Agreement;

"Business Days"	means Monday to Friday, excluding statutory holidays of the PRC;

"Purchase Price"	means the total amount of consideration to be paid by PCCW to the Transferors for the Acquisition of Equity being RMB318,000,000;

"Netstar Equity Transfer Agreement"

means the agreement between *China Netcom (Group) Company Limited and China Netcom Broadband Corporation Limited in relation to the equity transfer in *Beijing Times Netstar Technology Co., Ltd. to be signed between CNCBB and *Beijing Times Netstar Technology Co., Ltd;

"Tianditong"	means *Tianditong Investment Company Limited;

"Material Fact"	means the material facts in relation to the assets, business and financial situation of CNCBB and its subsidiaries CNCBB Ningbo and CNCBB Hangzhou;

"Such Information"	means the definition as set out in Clause 3.2(c) of this Agreement;

"Force Majeure Event"	means any objective circumstances that are unforeseeable, unavoidable and cannot be overcome by any of the parties to this Agreement;

"Breaching Party"	means the definition as set out in Clause 6 of this Agreement;

"Complying Party"	means the definition as set out in Clause 6.1 of this Agreement; and

"Relevant Period"

means the period from the completion of acquisition of 18.4415% equity of CNCBB by China Netcom (based on the register of changes of the State Administration of Industry and Commerce) to the Completion Date of Acquisition of Equity.

IN WITNESS WHEREOF the parties have signed this Agreement the day and year first above written.

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Signing Party: *China Network Communications Group Corporation	Witness: (Signature)
Legal or authorized representative: (Signature with company chop)

Signing Party: *China Netcom (Holdings) Company Limited	Witness: (Signature)
Legal or authorized representative: (Signature with company chop)

Signing Party: *China Netcom Broadband Corporation Limited	Witness: (Signature)
Legal or authorized representative: (Signature with company chop)

Signing Party: PCCW IMS China Development Limited	Witness: (Signature)
Legal or authorized representative: (Signature with company chop)